London - 27 October 2009 FREE WRITING PROSPECTUS www.ing.com Filed pursuant to Rule 433 Registration Statement No. 333-155937 Jan Hommen CEO Accelerating the Journey Back to Basics

Announcement highlights ING will move toward a full separation of Banking and Insurance, marking the next chapter in the "Back to Basics" transformation programme to simplify the organisation The split is also the most effective way to reach a resolution on restructuring with the European Commission, while securing a promising future for both parts of the business and protecting the interests of all stakeholders A formal restructuring plan has been submitted to the EC and approval is anticipated before the end of November, including: Additional payments to address EC competition requirements in the form of adjustments to fees for the Illiquid Assets Back-up Facility (NPV EUR 1.3 billion before tax to be booked in Q4) The sale of Interadvies in the Netherlands and the divestment of ING Direct USA over time ING has also reached an agreement on early exit terms on the Core Tier 1 securities: Repurchase premium reduced to a maximum of 13% on half of the EUR 10 billion CT1 securities ING expects to repurchase EUR 5 billion CT1 securities before the end of this year, funded by a EUR 7.5 billion underwritten rights issue Repurchase of the remaining 50% will be funded from divestments and retained earnings Accelerating the journey Back to Basics

Proceeds from separating insurance will enable ING to repay the Dutch State and eliminate double leverage while minimising the dilution for shareholders Separating Banking and Insurance is the best way forward Reduce complexity Separate companies with homogeneous business mix Better alignment of performance measurement, accounting Easier to measure returns and allocate capital accordingly Easier to manage, with more focus on bottom line Meet EC demands for balance sheet reduction while securing strategic future for both banking and insurance Maintain integrity of banking and insurance as much as possible to minimise impact on employees Clear investment stories for Banking and Insurance Eliminate conglomerate discount Improve visibility and predictability of earnings Maintain integrity Unlock shareholder value Repay Dutch State Demands for greater simplicity, transparency and operational excellence outweigh the former benefits of bancassurance model Focus on customers Improve operational excellence and customer experience Provide high-quality service Transparent products at attractive price through cost leadership

ING believes splitting Banking and Insurance should unlock shareholder value... P/E ratio 2004 - 2008 P/E-ratio ING structurally lower than DJ STOXX Insurance and Banking ING has historically traded at a 30% discount

Insurance activities will be separated from ING Group and ING Bank Remaining Core Tier 1 securities and Group core debt remain within Group/Bank Group Banking Insurance Core Tier 1 securities and Group core debt to be eliminated using proceeds from Insurance divestments Group Banking Insurance Divestment proceeds CT1 Securities Core Debt .... and enable repayment to Dutch State and elimination of double leverage while preserving integrity of both businesses CT1 Securities Core Debt

Strengthen financials and navigate through the crisis Reduce costs Manage and reduce risk and capital exposures De-leverage balance sheet (reduce assets, preserve equity) Focus on fewer, coherent and strong businesses Review portfolio of businesses Reduce number of markets in which ING operates Simplify the group Invest to reinforce franchises in markets we focus on Drive operational and commercial excellence Consolidate positions where needed Continue to adapt to customers' needs We started moving in this direction with the Back to Basics programme announced in April Build a stronger organisation Steer on operational and commercial performance with clear accountability Outward-looking and responsive to customer needs Simplify governance, further strengthen Finance & Risk, and reduce complexity

ING Bank balance sheet has been reduced compared with 30 Sept 2008 Cost (OPEX) reduction on comparable basis is on target (in EUR mln) Headcount reduction is on track (in FTEs) ING Bank's leverage has been reduced Target 2009 Progress at 30 June Progress at 30 September 0.1 0.15 0.16 Target 2009 Progress at 30 June Progress at 30 September 1000 525 1000 300 76 Target 2009 Progress at 30 June Progress at 30 September 7000 8219 10400 We have made good progress on the first phase of our Back to Basics programme 2Q08 3Q08 4Q08 1Q09 2Q09 3Q09 48 43.9 35.3 30.1 28.9 28.7

Making good progress on divestments, but at a measured pace Making good progress in executing Back-to-Basics divestments Completed divestments freed up EUR 1.2 billion capital, which has mainly been used to absorb RWA migration and improve Insurance D/E- ratio Divestments announced but not yet completed will free up EUR 1.5 billion capital ING takes time to divest to get good prices Capital released from completed divestments is not sufficient to finance repurchase CT1 securities in short window until January 2010 Divestments completed year to date Divestments completed year to date Divestments completed year to date Proceeds Capital release ING Canada EUR 1.35 billion EUR 1.2 billion Annuity and mortgage business Chile Not disclosed Not disclosed Annuity Argentina Not disclosed Not disclosed Divestments to be completed Divestments to be completed Divestments to be completed Insurance Australia New Zealand EUR 1.1 billion EUR 900 million Private Banking Switzerland EUR 344 million EUR 200 million Private Banking Asia EUR 1 billion EUR 370 million Reinsurance of US Reinsurance Not disclosed Not disclosed EUR 1.5 billion

Disentangle Banking and Insurance Insurance sales process begins Combine Group and Bank into one holding company Group ING will move towards a full separation of Banking and Insurance by 2013 Insurance will be separated over time and Group and Bank to merge Group Banking Insurance Banking Insurance Full exit of insurance REIM to Global Asset Manager Arms-length fee arrangement Bank & AM Minimal systems & IT disentanglement Head office re-allocation Explore options to divest Insurance, potentially through one or more IPOs As Insurance holdings of the Group are reduced ING aims to move to a bank holding structure Full exit of Insurance expected to be completed by the end of 2013 2010 2013

Bank and Insurance both have attractive market positions on a stand-alone basis Revenue of global top 10 insurance companies (in USD million) AXA Allianz AIG Zurich CNP ING Aviva Generali Munich Aegon 1 2 3 4 5 6 7 8 9 10 Source: Datamonitor, Global Top 10 Insurance Companies - Industry, Financial and SWOT Analysis, 8/3/2009 Assets 1H 2009 (in EUR billion) BNP Paribas1 RBS HSBC BPCE3 Societe Generale UBS Credit Agricole Barclays Deutsche Bank Lloyds Banking Group2 Santander Unicredit ING Commerzbank4 Credit Suisse 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 Source: Financial statements 1 Includes Fortis Bank Belgium 2 Includes HBoS 3 Banque Populaire and Caisse d'Epargne merger 4 Includes Dresdner Bank

2004-2007 Target** Line 1 0.19 0.13 Line 2 0.02 60 250 Line 3 80 60 90 200 Line 4 30 45 40 55 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 CAGR 04-07 CAGR 09-13F Column 1 0.048 0.05 Column 2 0.012 Column 3 80 60 Column 4 30 45 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Moderate top-line growth 5%* Cost/income ratio target of 50% RoE of 13 - 15% despite higher capital ** Based on core tier-1 of 7.5%, 2004-07 based on IFRS capital * Excluding ABS/Real Estate impairments and fair value changes real estate ING Bank has strong earnings power with ambition to further improve commercial performance by 2013 Underlying result before market impacts and risk costs (in EUR million) 2Q08 3Q08 4Q08 1Q09 2Q09 3Q09 Bank 1443 1243 998 1689 1838 2050 Insurance 649 1243 998 1689 1838 2050 Numbers are not adjusted for expected divestments, 3Q is preliminary 2004 2005 2006 2007 2008 9M2009 2013 Column 1 0.694 0.651 0.636 0.652 0.853 0.693 Target going forward

Insurance aims for double-digit growth Insurance & pension, as well as mutual funds, are expected to capture a significant amount of the savings assets Insurance & Pension assets are expected to increase at nearly 10% per year The annual growth rate in mutual fund assets of 9% is in line with the pre-crisis growth rates Insurance & Pensions, Mutual Funds 2008 2009E 2010E 2011E 2012E Mutual funds 9139 9884 10500 11687 12963 Insurance&Pensions 13600 14135 15257 17353 19689 Mutual funds Insurance & Pensions Source: McKinsey & Company Long term Insurance ambition Long term Insurance ambition CAGR 04-07 Target Column 1 0.21 0.1 Column 2 0.02 Column 3 80 60 Column 4 30 45 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 10-12% CAGR 04-07 Target Column 1 0.21 0.1 Column 2 0.02 Column 3 80 60 Column 4 30 45 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 10% Combined CAGR 2008-12 of 9.5% Assets VNB growth Top line growth

Management Board changes align with revised strategy ING Group Executive Board CEO - Jan Hommen CFO - Patrick Flynn CRO - Koos Timmermans Banking Management Board CEO Hommen CFO Flynn CRO Timmermans Commercial Banking Boyer Retail Banking Benelux Van der Noordaa Retail Banking Direct & International Leenaars Insurance Management Board CEO Hommen CFO Flynn CRO Timmermans COO McInerney CAO Rider Vice-Chairman Boyer

EC Restructuring Plan

Financial institutions that accepted State aid within the context of the crisis have been required to submit a restructuring plan to the European Commission ING has submitted its final plan which was developed in close cooperation with the Commission. Final approval is anticipated before end November Main components are: Split Bank and Insurance and eliminate double leverage Sale of Insurance and Asset Management Sale ING Direct US Carve out from Dutch retail banking operations: Interadvies and ING Bank's Consumer Credit Business Additional fees to be paid to Dutch State for Illiquid Asset Back-up Facility as part of overall EC agreement Full execution of restructuring is planned for completion before end of 2013 ING has submitted its final restructuring plan to the EC

Evolution of ING Group's Total Assets, EUR billions The restructuring will lead to an overall balance sheet reduction of approximately 45% aa bb A 1376 B 1212 164 C 1172 40 D 895 277 E 760 135 F 760 98 G 760 H I 970 BS reduction Bank completed as of 30 June 2009 Divestments announced to date Remaining all Insurance Additional banking divestments and BS integration Indicative organic growth of 5% per year Pro-forma 30 Sep 2008 -45% Approx. B/S 2013

2003 2004 2005 2006 2007 2008 1H2009 20.9 39.2 52.9 64.4 89.7 102.6 107.2 2003 2004 2005 2006 2007 2008 1H2009 1.4 2.2 3.4 4.6 6.5 7.546 7.672 As part of the restructuring plan, ING needs to divest ING Direct USA over time ING Direct continues to be a very strong franchise and the US market offers potential for growth Divestment expected to take several years to complete and is not anticipated before the end of 2013 In the meantime ING will continue to grow the value of the business and offer a superior customer experience This agreement has no impact on other countries. ING remains committed to the ING Direct franchise, which will be a strong contributor to ING's growth going forward. The unique customer proposition, simple transparent products and market-leading efficiency are at the heart of ING's banking strategy Client Retail Balance (in USD billions)* Clients (in millions) 2003 2004 2005 2006 2007 2008 1H 2009 2003 2004 2005 2006 2007 2008 1H 2009 * Starting in 2008, Client Retail Balances definition changed to Client Balances (excluding bought mortgage pools)

ING will carve out a strong stand-alone player in the Dutch retail banking market... ING will create a new company to be divested, by carving out from its Dutch retail banking operations: Westland Utrecht and the banking activities of NN already operate as a separate business unit (Interadvies), with: ING's Consumer Credit business unit will be integrated into Interadvies prior to the divestment Westland Utrecht Mortgage Bank Interadvies + Banking activities of Nationale-Nederlanden Consumer Credit business (formerly part of Postbank) Own distribution platform and sales force A strong existing brand with roots in the late 19th century: Westland Utrecht All capabilities except group staff functions (treasury, legal etc.) in place A separate management team and staff A separate banking license Approximately 700 FTEs Stand-alone IT systems

Over 1 million customer contracts are in place Total Market Share Mortgages u u EUR 34,400 mln portfolio 200,000 customer contracts Savings u u EUR 775 mln assets 500,000 customer contracts Consumer credit u u (Former Postbank portfolio) EUR 1,850 mln portfolio 320,000 customer contracts Securities u u NN Financiele Diensten EUR 1,100 mln assets 76,000 customer contracts ING 0.169 Carve-out 0.061 Competitor 1 0.77 Carve out 6.1% ING 16.9% ING 0.181 Carve-out 0.04 Competitor 1 0.816 Carve out 0.3% ING 18.1% ING 0 Carve-out 0.08 Competitor 1 0.92 Carve out 8% ING 0.0% All figures as of end 2Q2009 ....with a significant existing customer base...

....and considerable earnings power EUR 120 million underlying profit before tax for the first nine months of 2009 Growth in income and profit despite difficult market conditions Interadvies (in EUR mln) Interadvies (in EUR mln) Interadvies (in EUR mln) Results Actual 2008 30 Sept. YTD Income 224 186 Expenses 125 86 Add. to prov. for loan losses 16 23 Underlying Profit Before Tax 83 77 ING Consumer Loans (in EUR mln) ING Consumer Loans (in EUR mln) ING Consumer Loans (in EUR mln) Results Actual 2008 30 Sept. YTD Income 80 91 Expenses 59 33 Add. to prov. for loan losses 20 15 Underlying Profit Before Tax 1 43 Consolidated for new company* (in EUR mln) Consolidated for new company* (in EUR mln) Consolidated for new company* (in EUR mln) Results Actual 2008 30 Sept. YTD Income 304 277 Expenses 184 119 Add. to prov. for loan losses 36 38 Underlying Profit Before Tax 84 120 * figures on a pro-forma basis

Additional payments (Oct 2009) to meet EC requirements Additional payments on Alt-A facility required to reach overall agreement with the EC Original IABF (March 2009) remains intact Principal and interest on Receivable Dutch State ING Cash flows Alt-A RMBS 80% 20% Guarantee fee Funding fee Dutch State ING Guarantee fee +82.6 bps Funding fee -50 bps Additional payments to address EC competition requirements in the form of IABF fee adjustments: Funding fee paid to ING reduced by 50 bps Guarantee fee paid to Dutch State increased by 82.6 bps Original IABF structure remains unchanged NPV of additions is EUR 1.3 billion pre-tax, which will be booked as a one-off charge in Group P&L in 4Q09. Revised fees will not be passed on to ING's US subsidiaries

Commitments and further conditions Price leadership ING is prohibited from having a top-3 price offering within the EU for standardised retail banking, private banking and SME products if market share exceeds 5%. ING Direct is prohibited from seeking price leadership in EU markets where market share is below 5% Acquisitions ING will refrain from acquisitions of financial institutions that would slow down the repayment of the Core Tier 1 securities. Hybrid capital payments ING will not to be forced by the EC to defer coupon payments on hybrids pending a successful rights issue ING has agreed to the following commitments and conditions, which are in place until the Core Tier 1 securities to the Dutch State are fully repaid or a maximum of three years starting from the date of the EC decision: Remuneration and corporate governance restrictions committed in the Core Tier 1 and IABF agreements with the Dutch State will continue to be in force

Repurchase of CT1 Securities Koos Timmermans, CRO

Revised terms to repurchase 50% of CT1 securities before 31 January Revised terms will allow ING to repurchase half of the CT1 securities between 12 Nov 2009 and 31 January 2010 according to the following terms: Nominal price of EUR 5 billion + Accrued interest of 8.5% per annum + Repurchase premium between EUR 333 and EUR 691 million depending on ING's share price after the rights issue on the date of repurchase Repurchase premium therefore reduced to an annualised 13% from 50% for half of CT1 securities Dutch State will receive an IRR on their investment of 15.0% to 21.5% ING plans to take advantage of this window of opportunity to begin to repurchase the CT1 securities, funded through an underwritten rights issue ING reaches agreement for early repurchase of Core Tier 1 securities from Dutch State

Repurchase price of EUR 5 bln CT1 is capped at EUR 6 bln Ex-rights share price determines repurchase compensation Total compensation Dutch State Total compensation Dutch State Nominal repayment EUR 5,000 mln Accrued coupon EUR 259 mln Repurchase premium EUR 333 - 691 mln Required for repayment max. EUR 5,950 mln Agreement caps the required funding for early prepayment of EUR 5 billion CT1 at approximately EUR 6 billion Total compensation to the Dutch State, including the EUR 225 mln short coupon paid in May 2009, can be up to EUR 6,175 mln (IRR of 21.5%) Agreement caps the required funding for early prepayment of EUR 5 billion CT1 at approximately EUR 6 billion Total compensation to the Dutch State, including the EUR 225 mln short coupon paid in May 2009, can be up to EUR 6,175 mln (IRR of 21.5%) ^ 12.40 = EUR 691 million (13% repurchase premium on an annualised basis) ^ 11.16 = EUR 333 million (6.5% repurchase premium on an annualised basis) Assuming repayment on 21 December 2009

Rights Issue: Key Transaction Terms Terms and conditions will be announced after the EGM on 25 November Listing/trading BDRs: Euronext Amsterdam and Brussels Rights: Euronext Amsterdam and Brussels only ADRs: NYSE (rights will not be not listed on NYSE) Offer Size EUR 7.5 billion Use of proceeds Repurchase of 50% of EUR 10 billion Core Tier 1 securities issued to the Dutch State in October 2008 (max. EUR 6 bln) Covering Q4 charge of EUR 1.3 bln before tax from fee adjustments on the Alt-A facility (IABF) Structure and Key Terms Underwritten rights issue with tradable rights subject to customary terms & conditions Issue of BDRs and ADSs in respect of new ordinary shares Public offering in the Benelux, UK, France, Germany, US Terms to be announced, rights issue launched after EGM approval on 25 November 2009 Global Coordinators Goldman Sachs, ING and J.P. Morgan are acting as Joint Global Coordinators and Joint Bookrunners

Repurchase of CT1 funded by rights offering is attractive under revised terms Early repurchase will enable ING to open a new chapter and move forward Renegotiated repurchase premium is only available until January as incentive to repay early. If we miss this opportunity we fall back to 50% premium Given strong desire to repay Dutch State in shorter term it is compelling to pay 15% premium today rather than 50% later A repurchase today puts company in position where the remaining CT1 can be bought back and double leverage eliminated from proceeds of divestments and operating earnings Repurchasing half of State investment is a key transitional point for ING, which will create momentum in many different ways

Plan to repurchase remaining CT1 securities with proceeds from divestments by 2011 Exit strategy Core Tier 1 securities Revised terms CT1 securities provides opportunity to repurchase 50% of the CT1 at maximum annualised premium of 13% versus 50% initially agreed Window of opportunity will terminate at the end of January 2010 Terms for the remaining 50% are unchanged. We expect to repay remaining securities from divestment proceeds and retained earnings before the end of 2011 Insurance divestments at book value frees up capital approximately equal to proceeds Expected time line exit Core Tier 1 Oct 2008 4Q 2011 Oct 2009 Dec 2009 EUR 10 bln CT1 issued New early exit terms agreed Repurchase EUR 5 bln Remainder repurchased by end 2011

Bank Strategy Eric Boyer, Vice-Chairman MB Banking

Key messages The crisis is dramatically changing the banking industry, while customer demand for products will be muted as households and companies deleverage In this increasingly competitive environment, ING Bank has a strong starting point, but we must accelerate the drive towards operational excellence to deliver bottom-line growth The full split of Banking and Insurance will allow ING Bank to focus on improving the business fundamentals, to achieve cost leadership and attractive returns going forward One Bank: Ambition 2013

Regulation Larger capital buffers Stricter rules for off-balance sheet constructions Higher capital requirements for trading assets Cap on asset leverage Requirements for liquidity Higher deposit guarantee costs Revival of traditional banking model Deposits as primary source of funding Lower amount of originate-to-distribute business model Customer relationship driven instead of product driven Increased importance of strong local franchise Households need to deleverage Savings will need to increase Seeking safer products, increased transparency Customers have become more price-sensitive Trust in banks has been shaken by crisis Shift to simpler and more transparent products Increased scrutiny on product approval and suitability Increased disclosure of cost loadings and risks Increased scrutiny of product pricing Business Models Products Customers Higher capital requirements will put pressure on returns Reduced risk appetite will limit income growth Commoditised products means efficiency will be key Service and brand will be key differentiators The crisis is dramatically changing the banking industry

Increased annual savings growth Less annual investment growth Muted annual mortgage growth Customer deleveraging will increase savings; reduced demand for other products 2005 2006 2007 2008 2009 2010 2011 2012 Current accounts 0.068 0.035 0.062 0.04 0.189 -0.02 0.063 0.106 Deposits 0.056 0.053 0.001 0.066 0.152 0.015 0.065 0.109 Less borrowing, more savings as customers deleverage Challenging environment for growth Source: McKinsey market data 2008 2010 2006 2012 2005 2007 2009 2011 2005 2006 2007 2008 2009 2010 2011 2012 Investments 0.112 0.139 -0.042 -0.321 0.101 0.093 0.135 0.147 2005 2006 2007 2008 2009 2010 2011 2012 Mortgages 0.126 0.095 0.026 -0.042 0.02 0.029 0.073 0.125 2008 2010 2006 2012 2005 2007 2009 2011 2008 2010 2006 2012 2005 2007 2009 2011

e Banking industry is undergoing an unprecedented round of restructuring Total assets 1H09 (in EUR bln) Total assets 1H09 (in EUR bln) Government capital needs to be repaid Renewed focus on home markets Need to focus on markets where banks have meaningful market presence Therefore choices, consolidation, streamlining will be the emphasis for the coming years BNP Paribas 2289 RBS 2131 Barclays 1811 Deutsche Bank 1733 HSBC 1724 Credit Agricole 1605 Lloyds 1246 Santander 1148 Societe Generale 1059 UBS 1050 Unicredit 983 ING 912 Commerzbank 912 Credit Suisse 717 Intesa Sanpaolo 638 Rabo 615 Dexia 592 BBVA 543 Natixis 494 Nordea 476 Danske 435 KBC 344 Standard Chartered 293 Deutsche Postbank 237 CIC 234 SEB 219 Monte Dei Paschi 212 Erste Bank 204 DNB Nor 201 Svenska 199 Received state aid Did not received state aid Source: Datastream, Company websites

Regulation Strong financial health Ability to attract customer savings Ability to originate own high-quality assets Strong and defendable market positions Economies of scale in local markets Trusted brand and strong marketing Superior service and customer loyalty Multi-channel distribution Structurally lower costs to remain competitive Standardised business model Industrialised processes Business Models Products Customers To thrive coming out of the crisis, banks must have a number of key attributes

Spontaneous brand recognition** Netherlands Belgium Poland Turkey Romania Aided 0.17 0.13 0.1 140 Spontaneous 0.82 0.72 0.36 0.1 NA Top-of-mind 0.99 0.22 0.37 200 Line 4 30 45 40 55 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 One of the largest savings banks (customer deposits EUR bln, 1H09)* A favourable customer loan-to-deposit ratio (%, 1H09) ING Bank has a good starting position... HSBC 150 JPM Chase 152 RBS 249 ING Bank 293 Sant- ander 375 Barc- lays 469 UBS 471 BBVA 576 KBC 617 Nor- dea 828 UBS JPM Chase HSBC KBC ING Bank Barc- lays RBS BBVA Sant- ander Nor- dea * Source: McKinsey ** Company data 1Q09 Poland NL Belgium Turkey Strong market positions** Strong market positions** Strong market positions** Strong market positions** Strong market positions** Strong market positions** Retail Banking Retail Banking Retail Direct Retail Direct Commercial Banking Commercial Banking Netherlands 2 Direct Germany 1 Benelux - general lending 1 Belgium 4 Direct US 1 Financial markets Benelux 3 Poland 3 Direct Spain 1 Commercial Banking CEE 5

Strengthen financials and navigate through the crisis Reduce costs Manage and reduce risk and capital exposures De-leverage balance sheet (reduce assets, preserve equity) Focus on fewer, coherent and strong businesses Review portfolio of businesses Reduce number of markets in which ING operates Simplify the group Invest to reinforce franchises in markets we focus on Drive operational and commercial excellence Consolidate positions where needed Continue to adapt to customers' needs Build a stronger organisation Steer on operational and commercial performance with clear accountability Outward-looking and responsive to customer needs Simplify governance, further strengthen Finance & Risk, and reduce complexity ....and we have made good progress with our Back to Basics programme announced in April

Bank balance sheet has been reduced Cost (OPEX) reduction on comparable basis is on target (in EUR mln) Bank headcount reduction is on track (in FTEs) ING Bank's leverage has been reduced 2Q08 3Q08 4Q08 1Q09 2Q09 3Q09 48 43.9 35.3 30.1 28.9 28.7 Target 2009 Progress at 30 September 0.1 0.16 Target 2009 Progress at 30 September 650 500 180 Target 2009 Progress at 30 September 2800 4350 The first phase of Back to Basics is almost complete

We aim to provide a superior customer experience and achieve cost leadership in the markets where we compete by building on ING's underlying strengths to meet the evolving needs of our customers Formal separation of Banking and Insurance will allow the bank to focus more on improving the business fundamentals: Operational Excellence Customer Experience Superior customer service Simple and transparent products Competitive product pricing Leader in technology More responsive to customer needs Cost leadership Efficient systems Industrialised processes Streamlined product offering Simplify the organisation Consistent financial and non-financial performance measurement Single focus of management Easier to align capital allocation with performance and returns ....but we must accelerate our drive towards commercial and operational excellence to achieve our ambition

ING the lowest cost to customers in NL on payment accounts (in EUR)* ING Direct has lowest cost base (opex to client balances)** ING Direct: high customer satisfaction Innovator in distribution Traditional Banks 6/1/2009 137 49 Country NPS rank vs competition Australia 1 Italy 1 Spain 1 USA 1 Canada 2 UK 2 Austria NA France NA Germany NA Source: MilwardBrown, NPS ING Bank has some key skills and strategic advantages * Source: McKinsey ** Source: Capgemini, WRBR 2005, BCG Sample incumbents 2007 639.166666666739 586.888888888956 408.666666666713 336.666666666705 280.163058823561 Fortis AAB Rabo SNS ING

....but more can be done to leverage our strengths across the bank One Bank, One Management Team, One Balance Sheet Strengthen Financials Commercial Excellence Cost efficiency Continue progress on Back to Basics I Integrate balance sheet, reduce assets Disciplined prioritisation for risk-weighted asset growth Skill transfer between ING Direct and Retail Banking Increase cross-sell between Retail & Commercial Bank Improve customer experience and value through cost leadership Centralised procurement Streamline support functions Standardise and rationalise Ops&IT ING's business portfolio is skewed towards mature markets. Performance improvements must come from commercial and operational excellence.

1. IFRS Impairments 1. IFRS Impairments IFRS accounting asymmetries Impairments significantly exceed estimated credit loss Impairment risk not captured by the current risk framework More own originated loans, less AFS investments 3. Asset leverage ratio 3. Asset leverage ratio Revaluation reserve of fixed income securities Larger 'Available for Sale' portfolio than peers Shift of market focus towards IFRS available capital De-risking makes equity less volatile Balance sheet integration 2. Regulatory capital requirements 2. Regulatory capital requirements Pro-cyclicality of Basel II RWA Basel II applies 1250% risk-weight for ABS rated B+ and below Less ABS New metric in risk setting framework: RWA-at-Risk ....and we need to address the issues that have impacted ING in the crisis

CEO Jan Hommen Retail Banking Direct & International Eli Leenaars Retail Banking Benelux Hans vd Noordaa Commercial Banking Eric Boyer Netherlands Belgium & Luxembourg Direct - North America Direct - Germany Direct - Rest of Europe Europe Asia & Americas& UK Network Management Financial Markets Clients Banking Services CRO Koos Timmermans CFO Patrick Flynn Vice-Chairman Eric Boyer One Bank, One Management Team, One Balance Sheet Management Board Banking Geographic CEOs with P&L responsibility for full product range Combining Retail Banking and Direct to encourage skills transfer and best practice

Retail Netherlands Leverage cost advantage of low-cost branch network Continue with structural cost improvements & integration Leverage distinct distribution with simple, competitive products Increase income by improving cross-sell to clients Differentiate from competitors with low-cost light branch network Further leverage leading direct distribution channel Continue structural cost reduction by improving IT and processes Increase income by growing share of wallet Leverage competitive advantage based on superior service, convenience, cutting edge distribution at competitive price Deepen client relationships with optimal physical presence and full basic product offering to deliver superior returns & growth Continue innovation of distribution based on direct experience Further simplification of product offering Aim for above-market growth and profitability Retail Belgium Retail Europe & Asia ING Direct Priorities by major market

Commercial Banking in Home Markets Create local leadership with strong full-service relationships Create cost advantage by leveraging local scale Structural cost reductions through IT and process improvement Increase cross sell with key clients and exit unprofitable clients Build on strong track record and distinct expertise in emerging market fixed income Further leverage local scale in Benelux Maintain critical mass in segments where ING competes Continue to leverage expertise in specialised fields to attract client flows and talent Financial Markets Banking Services* Priorities by major market * Excluding General Lending and PCM

4 ING is less dependent on fee and trading income; net interest income should generate stable growth Revenues by type (in percentages) Revenues by type (in percentages) Revenues by type (in percentages) * Weighted average of top 15 European banks by assets 1H2009. Caisses d'Epargne used as proxy for BPCE Source: Financial statements 2004 2005 2006 2007 2008 Market 32.2 31.5 31.7 34.6 38 ING 20.4 17.4 18.8 20 24.7 2008 2007 2006 2005 2004 Net interest income Net fee and commission income Trading and investment income 2004 2005 2006 2007 2008 Market 22.9 26.5 29.2 24.9 -0.4 ING 11.9 14.1 15.8 18 -19.2 2008 2007 2006 2005 2004 ING Market* 2004 2005 2006 2007 2008 Market 44.9 42 39.1 40.6 62.4 ING 67.7 68.4 65.4 62 94.5 2008 2007 2006 2005 2004 Net interest income is a more important income contributor for ING ING didn't participate in a big run-up in commissions and trading income like other banks pre-crisis As markets deleverage net interest income should continue stable income growth going forward

Ambition 2013: A strong franchise with growth options Geographic mix, Growth exposure and Resulting Business mix (in % (PBT, 2013)) Geographic mix, Growth exposure and Resulting Business mix (in % (PBT, 2013)) Geographic mix, Growth exposure and Resulting Business mix (in % (PBT, 2013)) Retail & Direct Commercial Banking, General Lending, PCM Commercial Banking, FM, Specialised finance CEE RoE RoW East 0.59 0.09 0.31 6 4 3 Netherlands Belgium Germany Central and Eastern Europe Rest of Europe Rest of the world East 0.39 0.18 0.06 0.12 0.1 0.15 Growth Mature* Commercial, FM, Specialised finance CEE RoE RoW East 0.43 0.57 0.31 6 4 3 * Netherlands and Belgium

Maintain Core Tier 1 approx. > 7.5% Loan-to-deposit ratio 1.1 - 1.3 2005 2006 2007 2008 3Q09 2013 Column 1 0.055 0.059 0.058 0.073 0.076 Column 2 120 210 60 250 Column 3 80 60 90 200 Column 4 30 45 40 55 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Ambition 2013: Low risk and comfortably capitalised Restore rating ING Bank to AA range Restore rating ING Bank to AA range Restore rating ING Bank to AA range Rating Outlook Standard & Poors A+ Stable Moody's Aa3 Under review Fitch A+ Stable Ambition going forward 2005 2006 2007 2008 9m2009 2013 Column 1 0.9 0.9 1 1.1 1.2 Target going forward 2Q08 3Q08 4Q08 1Q09 2Q09 3Q09 2013 48 43.9 35.3 30.1 28.9 28.7 Further reduction in leverage ratio Target going forward

2004-2007 Target** Line 1 0.19 0.13 Line 2 0.02 60 250 Line 3 80 60 90 200 Line 4 30 45 40 55 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 2004 2005 2006 2007 2008 9M2009 2013F Column 1 18 3 3 4 48 105 CAGR 04-07 CAGR 09-13F Column 1 0.048 0.05 Column 2 0.012 Column 3 80 60 Column 4 30 45 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Moderate top-line growth 5%* Cost/income ratio target of 50% Risk costs in bps of CRWA Ambition 2013: Earnings growth, efficiency & returns 40-45 bps over the cycle RoE of 13 - 15% despite higher capital ** Based on core tier-1 target of 7.5%, 2004-07 based on IFRS capital * Excluding ABS/Real Estate impairments and fair value changes real estate 2004-2007 based on Basel I RWA 2004 2005 2006 2007 2008 9M2009 2013 Column 1 0.694 0.651 0.636 0.652 0.853 0.693 Target going forward

Conclusions One Bank: Ambition 2013 The crisis is dramatically changing the banking industry, while customer demand for products will be muted as households and companies deleverage In this increasingly competitive environment, ING Bank has a strong starting point, but we must accelerate the drive towards operational excellence to deliver bottom-line growth The full split of Banking and Insurance will allow ING Bank to focus on improving the business fundamentals, to achieve cost leadership and attractive returns going forward

Insurance Strategy Tom McInerney, COO Insurance

Key messages The financial crisis has led to a substantial reduction in asset values, with the need to save for retirement becoming even more acute ING is well positioned to capitalise on these trends as a global life insurer focused on Life and Retirement services ING Insurance is narrowing its focus to core businesses that can capitalise on the demographic trends, while allowing ING Insurance to streamline the company to be more competitive ING Insurance: A top position as a global provider of Insurance and Asset Management

Retirement savings were eroded in 2008, creating more need for ageing populations... The market crisis has magnified the need for wealth accumulation while raising consumer awareness of financial risk and the need for financial protection Annual insurance and pension asset growth in 2004-07 of more than 7% and mutual fund growth of more than 10% in the same period Growth was interrupted by steep declines in 2008, reducing insurance & pension assets by 19% and mutual fund assets by 18%, taking these balances to about their 2004 levels Insurance & Pensions, Mutual Funds 2004 2005 2006 2007 2008 Mutual funds 8271 9438 10496 11138 9139 Insurance&Pensions 13613 15059 16212 16819 13600 Mutual funds Insurance & Pensions Source: McKinsey & Company Assets Combined CAGR 04-07 of 8.5% -19%

....as a result, growth in savings is expected to be more robust than prior to the crisis Insurance & pension, as well as mutual funds, are expected to capture a significant amount of the savings assets Insurance & Pension assets are expected to increase at nearly 10% per year The annual growth rate in mutual fund assets of 9% is in line with the pre-crisis growth rates Insurance & Pensions, Mutual Funds 2008 2009E 2010E 2011E 2012E Mutual funds 9139 9884 10500 11687 12963 Insurance&Pensions 13600 14135 15257 17353 19689 Mutual funds Insurance & Pensions Source: McKinsey & Company Long term Insurance ambition Long term Insurance ambition CAGR 04-07 Target Column 1 0.21 0.1 Column 2 0.02 Column 3 80 60 Column 4 30 45 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 10-12% CAGR 04-07 Target Column 1 0.21 0.1 Column 2 0.02 Column 3 80 60 Column 4 30 45 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 10% Combined CAGR 2008-12 of 9.5% Assets VNB growth Top line growth

k 2008 Global life insurance gross inflow (in EUR billion) *On a consolidated basis Fortis Munich Re Swiss Life BNP Paribas Zurich Credit Agricole Aegon CNP Prudential Aviva ING Allianz Generali Axa ING life insurance gross inflows reflect a significant position in many of the large markets around the world This position reflects scale in both the mature markets of the Benelux and the United States, as well as top positions in many of the developing countries of Central Europe, Latin America, and Asia ING is well positioned to capitalise on these growth opportunities

ING's insurance business will leverage its expertise in life and retirement services, focusing on attractive, structural leadership positions in both mature and growth markets Mature Markets (40% of VNB) Benelux: #1 Insurer in the Netherlands U.S.: # 3 in Retirement Services, Top 10 in Fixed Annuity and Individual Life sales Investment Management: Strong base upon which to grow serving ING Bank, Insurance and third parties Growth markets (60% of VNB) Central Europe: #1 Insurer with top market positions in both Life and Pensions Latin America: #2 provider of Retirement Services Asia: #3 international life insurer Insurance has an excellent balance between mature and growth markets With strong positions in Life and Retirement Services and a balance of mature and growth markets

Strengthen financials and navigate through the crisis Reduce costs Manage and reduce risk and capital exposures De-leverage balance sheet (reduce assets, preserve equity) Focus on fewer, coherent and strong businesses Review portfolio of businesses Reduce number of markets in which ING operates Simplify the group Invest to reinforce franchises in markets we focus on Drive operational and commercial excellence Consolidate positions using acquisitions where needed Continue to adapt to customers' needs Build a stronger organisation Steer on operational and commercial performance with clear accountability Outward-looking and responsive to customer needs Simplify governance, further strengthen Finance & Risk, and reduce complexity Back to Basics is the first step in taking advantage of the growth opportunity for Insurance

2Q08 3Q08 4Q08 1Q09 2Q09 3Q09 D/E Group 0.092 2.6 2.56 2.52 2.57 2.57 Insurance cost reduction is on target (in EUR mln) Insurance headcount reduction is on track (in FTEs) ING Insurance capital coverage ratio Target 2009 Progress at 30 September 350 500 Target 2009 Progress at 30 September 4200 6050 Progress on Phase I of Back to Basics 257% 252% 256% 260% 256% Product de-risking Stopped selling VA in Japan in July 2009 US variable annuity products de-risked Product adaptations Limited fund options Increased hedging New generation VA in US will be low cost rollover product with trailing distribution fee

Exit activities with low growth prospects Allocate capital to products that maximise return/risk De-risk asset portfolios and products Ensure adequate capitalization and appropriate hedging Customer needs based product development Create easy and efficient interactions for clients Streamline processes and systems; standardize across businesses where possible Simplify organizational structure Better align finance/risk measures with business needs Sound portfolio strategy Financial health Commercial excellence Cost leadership Organizational strength Phase II will focus on five key attributes to maximise the value of ING Insurance Insurance has launched an effort to capture our experience across markets to identify opportunities in risk & capital management, distribution, pricing, customer service/process excellence and IT

*AZL and Movir brands to remain From multiple brands and companies Bank Intermediary Own Own To one NN brand* Retail SME Corporate How Migrate to single brand strategy Revitalise NN brand Intermediary Bank Key Priorities Key Priorities One Insurance platform with central governance From product focused to client focused Focus on efficiency Integrated distribution strategy ING expects yearly savings of EUR 100 million from 2012 Investment of EUR 165 million until 2012 Own Advisory Network Part of NN brand framework Key Priorities: Netherlands - move to one main brand, rationalise distribution and reduce expenses

Key Priorities: United States - Focus on 3 core businesses Implications Fundamental shift in risk profile A smaller portfolio of Core businesses are expected to improve growth while lowering risk Core businesses Retirement Services Top 3 position Excellent demographics Rollover Annuity Focus on baby boomers Guaranteed retirement income Excellent demographics Individual Life Stable earnings Improving performance Key Priorities Key Priorities Restructure US to preserve capital for the core Retirement Services business Divest non-core activities as markets permit Transition Variable and Fixed annuities to new, low risk rollover products

US rollover opportunity is substantial, fueled by the addition of CitiStreet (Institutional Plan Services)


Legacy ING
Institutional Plan Services
AUM/AUA
$264 Billion
AUM/AUA
AUM/AUA
Term Vested Participants
Term Vested Participants
Assets leaving Plan each year $3 Billion
Assets leaving Plan each year $5-7 Billion
~ 20% of this ING Rollover opportunity plus 1- 2% of the $400 billion total rollover market means annual sales of at least $6 billion within 5 years
Total Annual Rollover Opportunity
$8-10 Billion

ING

Accelerating the Journey Back to Basics, 27 October 2009 61

Key Priorities: Central & Eastern Europe - Invest in the franchise to be become more efficient Vision for Growth programme Started Q2'08 5 - 6 year programme One regional platform Reduce cost per policy Tied agent review New agency model tested Aimed at doubling productivity Lower commission Sales suitability Lower turn over of agents Repricing of products Anticipates regulatory reviews throughout the region Lowering fees

Key Priorities: Latin America - Build on strong pension market positions Attractive growth opportunity In the last years, the region has improved the overall climate by pursuing macroeconomic stabilization policies, improving business environments and strengthening economic fundamentals Population of 400 million people with a median age of 27.4 in the six countries in which ING operates. Half of the population in the region is at an economically active age Mandatory Pensions have a positive growth trend and are reaching a mature stage Mandatory Pensions industry in most countries is highly concentrated in few players, the most successful ones have adopted a multi-product offering

Key Priorities: Asia - Focus on fewer, coherent and strong businesses Business review and rationalisation Withdrawal from the SPVA market in Japan Sale of Australia and New Zealand insurance and New Zealand investment management Review of China life business Distribution Extend and improve quality of distribution capabilities Improve TA productivity across the region Execute strategic bancassurance agreements Operational Efficiency Increase operational efficiency through standardised processes

0.2 Vanguard Group JP Morgan Asset Management Fidelity Investments Capital Group Companies BoNY Mellon Goldman Sachs AM Natixis Asset Management Credit Agricole Asset Management ING IM including REIM Generali Investments Aviva Investors (Morley and sub.) Deutsch Asset Management Legg Mason Barclays Global Investor State Street Global Advisors Allianz Global Investors Blackrock Axa Group Global AMs Global AuM (in EUR trillion) Vision ING's asset management activities will be made more recognizable to the market, allowing for better customer and talent acquisition and retention ING IM sees significant opportunities for synergies in sales and distribution as well as in product manufacturing, operations and administration Investment Management - Separate business line under the Insurance umbrella UBS Global Asset Management Northern Trust Global Investments AIG Global Investment Group Source: Company presentations and web sites, McKinsey analysis

Considerations to execute a full separation ING Bank and Insurance have administrative agreements, for example to allocate overhead expenses, that need to be formalised with "arms length" contracts. Certain corporate functions such as Finance, Capital Management, Treasury, Corporate Communications, Human Resources, Legal, etc. are currently set up to support the Group as a whole. These functions will ultimately need to be split between Bank and Insurance. Shared services currently used by Insurance, for example some technology infrastructure, need to either be replaced with formal contracts, duplicated, or outsourced to a third party. Other disentanglement issues such as the impact on pension plans, collective labour agreements, works councils, etc. will need to be studied and resolved. Splitting Insurance from the Bank

October 2009 CEO US CEO LatAm CEO Asia CEO CEE CEO Benelux CEO ING IM CRO Koos Timmermans CFO Patrick Flynn CEO Jan Hommen COO Tom McInerney Management Board Insurance Insurance Management Team CAO Matt Rider We have adapted our organisation to reflect the changes in Insurance

Key messages The financial crisis has led to a substantial reduction in asset values, with the need to save for retirement becoming even more acute ING is well positioned to capitalise on these trends as a global life insurer focused on Life and Retirement services ING Insurance is narrowing its focus to core businesses that can capitalise on the demographic trends, while allowing ING Insurance to streamline the company to be more competitive ING Insurance: A top position as a global provider of Insurance and Asset Management

Capital Management Johannes Wolvius, General Manager Capital Management

Insurance Subsidiaries ING Group (Holding) (30/6/2009) Simplified illustration of current ING Group structure ING Bank (30/6/2009) 28 12 7 5 52 Equity Core Tier 1 Core Debt Hybrids ING Bank Insurance HybridsB HybridsI RWA 345 Equity Adjustments Minorities Hybrids tier 1 tier 2 28 -4 1 7 32 11 43 23 10 7 12 52 ING Insurance (Holding) (30/6/2009) EquityS 22 Equity Hybrids DebtS Core Debt Total 12 5 2 3 22 Minimum required sales value of Insurance holding Minimum required sales value of subs

Divesting Insurance subsidiaries frees up capital that can be used to reduce debt in Insurance…

Illustration: mechanics of Insurance subsidiary divestment

ING Insurance (30 June 2009)

Sub 1		11	Equity		12
Sub 2		10	Hybrids		7
Sub 3		1	Core Debt		3
Total		22			22

- Investments in Insurance subsidiaries are funded by equity, hybrid debt and core debt. D/E ratio is 13.6%

Step 1: After sale of sub 3 for EUR 2 billion

Sub 1		11	Equity	+1	13
Sub 2		10	Hybrids		7
Sub 3	-1	0	Core Debt		3
Cash	+2	2			
Total		23			23

- Divestments raise cash that can be used to pay down core debt and hybrid capital
- Any cash position will be netted in the calculation of core debt

Step 2: Proceeds used to reduce core debt

Sub 1		11	Equity		13
Sub 2		10	Hybrids		7
Cash	-2	0	Core Debt	-2	1
Total	-2	21		-2	21

- Cash proceeds reduce core debt by the same amount. D/E ratio decreases to 4.8%
- Alternatively the proceeds can be upstreamed to ING Group (see next slide)

ING

Accelerating the Journey Back to Basics, 27 October 2009 71

…or alternatively be up streamed to Group to reduce double leverage or Core Tier 1 securities

Mechanics of Insurance subsidiary divestment at Group level

ING Group (30 June 2009)

ING Bank	28	Equity	23
Insurance	12	Core Tier 1	10
$Hybrids_B$	7	Core Debt	7
$Hybrids_I$	5	Hybrids	12
	52		52

- Proceeds divestments can be up streamed to ING Group to reduce double leverage or pay down CT1 securities

Insurance sells sub 3 for EUR 1 billion at book: upstream of EUR 0.9 billion keeping D/E stable

Sub 1		11	Equity	-0.9	12
Sub 2		10	Hybrids		7
Sub 3	-1	1	Core Debt	-0.1	3
Total	-1	22	Total	-1	22

- Example: Sale of Sub 3 at book value: EUR 1 billion. D/E Insurance improves from 13.6% to 9.5%
- Keeping D/E stable at 13.6%, ING Insurance can upstream about EUR 0.9 billion to Group

ING Group core debt reduced by amount upstreamed by ING Insurance

ING Bank		28	Equity		23
Insurance	-0.9	12	Core Tier 1		10
$Hybrids_B$		7	Core Debt	-0.9	7
$Hybrids_I$		5	Hybrids		12
	-0.9	52		-0.9	52

- Upstreaming these divestment proceeds to Group would reduce Group core debt by EUR 0.9 billion or 150 bps
- Cash is upstreamed to Group and is netted against core debt

ING

Accelerating the Journey Back to Basics, 27 October 2009 72

ING Bank ING Insurance Bank solvency is managed on a consolidated basis Capital release = net profit on the sale + RWA reduction * tier 1 ratio Generally insurance subs are capitalised adequately on an individual basis Capital release ^ proceeds divestment Example: Private Banking Asia Example: Insurance Australia Sales price EUR 1.0 billion Net profit of EUR 0.3 billion increases (core) tier 1 capital by the same amount RWA reduction of about EUR 800 million releases EUR 70 million Capital release EUR 370 million Sales price EUR 1.1 billion decreases core debt Net profit EUR 0.3 billion increases equity Capital release EUR 900 million (this amount can be up streamed to Group while keeping D/E Insurance stable) Divestments at ING Insurance impact ING's capital position differently than divestments at ING Bank

In the medium term ING plans to convert the Group structure to a Bank holding company Structure will be aligned with new strategy as weight of Insurance decreases over time Group and Bank will be merged into Bank holding company Any remaining insurance activities would become a subsidiary of the Bank After ING Bank and Group merge, there is no credit for double leverage in the capital ratios Shareholders' equity Group will become the capital base of the new Bank Pending DNB approval, we expect that the value of Insurance subsidiaries will have to be deducted 100% from Bank BIS capital. Starting 1/1/2013 the deduction would be 50% from tier 1 and 50% from tier 2 to prevent double counting of regulatory capital From holding structure with double leverage to a Bank From holding structure with double leverage to a Bank * Group hybrids are on-lent 1 for 1 to Bank and Insurance ING Bank ING Insurance Holding Group Equity + CT1+ Core Debt = Equity Bank + Equity Insurance Insurance subsidiary Bank/Group Future Current Deduct Insurance capital from BIS Capital

Illustration: Balance sheet of new Bank if converted at 30 June 2009 Capital position new Bank, pro-forma as of 30 June 2009 Capital position new Bank, pro-forma as of 30 June 2009 Capital position new Bank, pro-forma as of 30 June 2009 ING Bank New Bank Shareholders' equity 27.7 22.3 Core Tier 1 securities 10.0 Revaluation reserve debt securities and goodwill 0.4 0.4 Other Tier 1 deductions -3.9 -3.9 Minorities 1.1 1.1 Core Tier 1 capital 25.3 30.0 Hybrid capital 7.1 11.6 Deduction Insurance subs1 -11.5 Tier 1 capital 32.5 30.1 Other capital (Tier 2) 10.8 10.8 Deduction Insurance subs -10.8 BIS capital 43.3 30.1 Capital ratios pro-forma as of 30 June 20092 Capital ratios pro-forma as of 30 June 20092 Capital ratios pro-forma as of 30 June 20092 Based on 2Q09, pro-forma core Tier 1, Tier 1 and BIS ratios (full Basel II, no floor) would all be 8.7%. The EUR 22 billion shareholders equity in ING Insurance is deducted from Tier 2 capital and hybrid Tier 1 capital Based on 2Q09, pro-forma core Tier 1, Tier 1 and BIS ratios (full Basel II, no floor) would all be 8.7%. The EUR 22 billion shareholders equity in ING Insurance is deducted from Tier 2 capital and hybrid Tier 1 capital Based on 2Q09, pro-forma core Tier 1, Tier 1 and BIS ratios (full Basel II, no floor) would all be 8.7%. The EUR 22 billion shareholders equity in ING Insurance is deducted from Tier 2 capital and hybrid Tier 1 capital ING Bank New Bank Risk-Weighted Assets 345 345 Core Tier 1 ratio 7.3% 8.7% Tier 1 ratio 9.4% 8.7% BIS ratio 12.5% 8.7% 2 The numbers in this slide are based on ING's current expectations in relevant regulation but are subject to DNB approval 1 As the value of the Insurance subs can not fully be deducted from Other Capital

Forward Looking Statements Certain of the statements contained herein are statements of future expectations and other forward-looking statements. These expectations are based on management's current views and assumptions and involve known and unknown risks and uncertainties. Actual results, performance or events may differ materially from those in such statements due to, among other things, (i) general economic conditions, in particular economic conditions in ING's core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels and trends, (v) persistency levels, (vi) interest rate levels, (vii) currency exchange rates (viii) general competitive factors, (ix) changes in laws and regulations, (x) changes in the policies of governments and/or regulatory authorities, (xi) conclusions with regard to purchase accounting assumptions and methodologies, (xii) ING's ability to achieve projected operational synergies and (xiii) the implementation of ING's restructuring plan, including the planned separation of banking and insurance operations. ING assumes no obligation to update any forward-looking information contained in this document. General, limitations on distribution Not for release, publication or distribution, directly or indirectly, in or into Australia, Canada, Japan, their territories and possessions. The release, publication or distribution of this document in certain jurisdictions may be restricted by law or regulations. Therefore, persons in such jurisdictions in which this document is released, published or distributed must inform themselves about and observe such restrictions. The issue, exercise and sale of rights which may be attributed in the rights offering ("subscription rights") and the subscription and purchase of bearer depositary receipts in respect of shares of the Company ("shares") are subject to specific legal and/or regulatory restrictions in certain jurisdictions. The Company assumes no responsibility in the event there is a violation by any person of such restrictions. Disclaimer

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The Company will not authorize any offer to the public of shares or subscription rights in any Member State of the European Economic Area other than the Netherlands and any other jurisdiction into which the prospectus for the offering of shares or subscription rights will be passported. With respect to each Member State of the European Economic Area other than the Netherlands (and any other jurisdiction into which the prospectus for the offering of shares or subscription rights will be passported) and which has implemented the Prospectus Directive (each, a "Relevant Member State"), no action has been undertaken to date to make an offer to the public of shares or subscription rights requiring a publication of a prospectus in any Relevant Member State. Notice to U.S. Persons The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed and will file with the SEC for more complete information about the issuer and this offering. You may get these documents, once filed, for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling ING at +31 20-5415460. www.ing.com Disclaimer